UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 5, 2010
PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-32681	72-1440714

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana	70508

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (337) 232-7028
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On May 5, 2010, PetroQuest Energy, Inc. (the “Company”) announced net income available to common stockholders for the quarter ended March 31, 2010 of $29,717,000, or $0.46 per share, compared to first quarter 2009 net loss available to common stockholders of $66,957,000, or $1.36 per share. During the first quarter of 2009, the Company recorded a non-cash ceiling test write-down of approximately $103,582,000.
Discretionary cash flow for the first quarter of 2010 was $40,764,000, as compared to $38,468,000 for the comparable 2009 period. Net cash flow provided by operating activities totaled $52,708,000 and $20,982,000 during the first quarters of 2010 and 2009, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to discretionary cash flow.
Oil and gas sales during the first quarter of 2010 were $47,545,000, as compared to $59,234,000 in the first quarter of 2009. Production for the first quarter of 2010 was 7,727,709 Mcfe, as compared to 10,096,080 Mcfe in the first quarter of 2009. The decrease in production for the first quarter of 2010, as compared to the first quarter of 2009, is primarily attributable to the 84% reduction in capital spending throughout 2009, which also facilitated the repayment of $101 million of bank debt.
Average daily production for the first quarter of 2010 increased by approximately 5%, as compared to the daily production rate during the fourth quarter of 2009. Approximately 51% of the Company’s first quarter 2010 production was from long-lived areas. Stated on an Mcfe basis, unit prices received during the first quarter of 2010 were 5% higher than the comparable 2009 period.
In January 2010, the Company recorded a gain relative to a $9,000,000 cash settlement received from a lawsuit filed by the Company in 2008 relating to disputed interests in certain oil and gas assets purchased in 2007. The gain was reduced by approximately $800,000 of costs incurred by the Company directly related to the settlement. In addition to the cash proceeds received, the Company was assigned additional working interests in certain producing properties. The Company recorded an additional $4,164,000 gain representing the estimated fair market value of those interests as of the effective date of the settlement. Net cash proceeds received from the settlement are expected to be used to fund a portion of the Company’s 2010 capital budget.
Interest expense for the first quarter of 2010 decreased to $1,810,000, as compared to $3,176,000 in the first quarter of 2009. The decrease in interest expense is primarily due to the repayment of $120,000,000 of bank debt throughout 2009 and the first quarter of 2010.
Lease operating expenses (“LOE”) for the first quarter of 2010 decreased to $9,695,000, as compared to $11,133,000 in the first quarter of 2009. LOE per Mcfe was $1.25 in the first quarter of 2010, as compared to $1.10 in the first quarter of 2009. The decrease in lease operating expenses is primarily due to lower insurance costs in the 2010 period, as well as the overall decline in production volumes.
Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the first quarter of 2010 was $1.91 per Mcfe as compared to $3.12 per Mcfe in the first quarter of 2009. The decline in DD&A is primarily the result of the non-cash ceiling test write-down of a substantial portion of the Company’s proved oil and gas properties during 2009.
General and administrative expenses during the first quarter of 2010 totaled $4,509,000, as compared to expenses of $4,825,000 during the 2009 period. The decrease in general and administrative expenses is primarily due to lower non-cash stock compensation expenses and the reclassification of certain costs directly associated with the legal settlement.
The following table sets forth certain information with respect to the oil and gas operations of the Company for the three-month periods ended March 31, 2010 and 2009:

	Three Months Ended
	March 31,
	2010	2009
Production:
Oil (Bbls)	144,641	174,811
Gas (Mcf)	6,859,863	9,047,214
Total Production (Mcfe)	7,727,709	10,096,080
Total Daily Production (MMcfe/d)	85.9	112.2

Sales:
Total oil sales	$11,377,113	$9,279,283
Total gas sales	36,167,631	49,954,858

Total oil and gas sales	47,544,744	59,234,141

Average sales prices:
Oil (per Bbl)	$78.66	$53.08
Gas (per Mcf)	5.27	5.52
Per Mcfe	6.15	5.87
The above sales and average sales prices include increases related to gas hedges of $1,531,000 and $13,978,000 and oil hedges of zero and $2,045,000 for the three months ended March 31, 2010 and 2009, respectively.
The following initiates guidance for the second quarter of 2010:

Guidance for
Description	2nd Quarter 2010

Production volumes (MMcfe/d)	82 - 87

Percent gas	88%

Expenses:
Lease operating expenses (per Mcfe)	$1.20 - $1.30
Production taxes (per Mcfe)	$0.25 - $0.30
Depreciation, depletion and amortization (per Mcfe)	$2.00 - $2.10
General and administrative (in millions)	$4.8 - $5.3
Interest expense (in millions)	$1.5 - $2.0

The following updates guidance for the full year of 2010:

Guidance for
Description	Full Year 2010

Production volumes (MMcfe/d)	82 - 90

Percent gas	89%

Expenses:
Lease operating expenses (per Mcfe)	$1.20 - $1.30
Production taxes (per Mcfe)	$0.25 - $0.30
Depreciation, depletion and amortization (per Mcfe)	$2.05 - $2.15
General and administrative (in millions)	$18 - $20
Interest expense (in millions)	$7 - $8

2010 Capital Expenditures (in millions)	$110 - $130
Management Statement
“We continue to build momentum in the Woodford, where we expect to commence production from three operated wells in May and begin completion operation on two additional wells in June,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “With over 50% of our 2010 drilling capital allocated to our Woodford shale play, we are excited about the potential for continued growth from this core asset. We remain committed to aligning our cash flow with capital spending so we have adjusted our 2010 budget accordingly to reflect the impact of lower estimated natural gas prices.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(Amounts in Thousands)
(unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$27,386	$20,772
Revenue receivable	15,874	16,457
Joint interest billing receivable	12,273	11,792
Hedging asset	13,256	2,796
Prepaid drilling costs	1,263	2,383
Drilling pipe inventory	17,541	19,297
Other current assets	3,850	1,619

Total current assets	91,443	75,116

Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	1,323,572	1,296,177
Unevaluated oil and gas properties	114,165	108,079
Accumulated depreciation, depletion and amortization	(1,097,117)	(1,082,381)

Oil and gas properties, net	340,620	321,875
Gas gathering assets	4,177	4,848
Accumulated depreciation and amortization of gas gathering assets	(1,273)	(1,198)

Total property and equipment	343,524	325,525

Other assets, net of accumulated depreciation and amortization of $8,832 and $8,342, respectively	9,245	9,818

Total assets	$444,212	$410,459

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$31,875	$27,113
Advances from co-owners	6,767	3,662
Oil and gas revenue payable	10,669	7,886
Accrued interest and preferred stock dividend	6,907	3,133
Asset retirement obligation	7,177	4,517
Other accrued liabilities	4,103	4,106

Total current liabilities	67,498	50,417
Bank debt	10,000	29,000
10 3/8% Senior Notes	149,339	149,267
Asset retirement obligation	16,907	19,399
Other liabilities	316	271
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495 shares	1	1
Common stock, $.001 par value; authorized 150,000 shares; issued and outstanding 61,418 and 61,177 shares, respectively	61	61
Paid-in capital	261,742	259,981
Accumulated other comprehensive income	8,337	1,768
Accumulated deficit	(69,989)	(99,706)

Total stockholders’ equity	200,152	162,105

Total liabilities and stockholders’ equity	$444,212	$410,459

PETROQUEST ENERGY, INC.
Consolidated Statements of Operations
(unaudited)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2010	2009
Revenues:
Oil and gas sales	$47,545	$59,234
Gas gathering revenue	69	215

	47,614	59,449

Expenses:
Lease operating expenses	9,695	11,133
Production taxes	1,348	2,174
Depreciation, depletion and amortization	14,984	31,819
Ceiling test writedown	—	103,582
Gas gathering costs	11	79
General and administrative	4,509	4,825
Accretion of asset retirement obligation	468	652
Interest expense	1,810	3,176

	32,825	157,440

Gain on legal settlement	12,400	—
Gain on sale of assets	—	485
Other expense	(83)	(2,970)

Income (loss) from operations	27,106	(100,476)
Income tax benefit	(3,891)	(34,799)

Net income (loss)	30,997	(65,677)
Preferred stock dividend	1,280	1,280

Net income (loss) available to common stockholders	$29,717	$(66,957)

Earnings per common share:
Basic
Net income (loss) per share	$0.47	$(1.36)

Diluted
Net income (loss) per share	$0.46	$(1.36)

Weighted average number of common shares:
Basic	61,243	49,346

Diluted	67,382	49,346

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(unaudited)
(Amounts in Thousands)

	Three Months Ended
	March 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$30,997	$(65,677)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred tax benefit	(3,891)	(34,799)
Depreciation, depletion and amortization	14,984	31,819
Ceiling test writedown	—	103,582
Non-cash gain on legal settlement	(4,164)	—
Gain on sale of assets	—	(485)
Accretion of asset retirement obligation	468	652
Amortization of debt issuance costs	316	307
Amortization of bond discount	72	64
Inventory impairment	—	825
Share based compensation expense	1,982	2,180
Payments to settle asset retirement obligations	(517)	(46)
Changes in working capital accounts:
Revenue receivable	583	9,297
Joint interest billing receivable	(481)	1,021
Accounts payable and accrued liabilities	8,624	(28,321)
Advances from co-owners	3,105	(2,605)
Other	630	3,168

Net cash provided by operating activities	52,708	20,982

Cash flows from investing activities:
Investment in oil and gas properties	(25,587)	(17,805)
Investment in gas gathering assets	—	(7)
Proceeds from sale of oil and gas properties	—	711

Net cash used in investing activities	(25,587)	(17,101)

Cash flows from financing activities:
Net payments for share based compensation	(221)	(42)
Deferred financing costs	(2)	(35)
Payment of preferred stock dividend	(1,284)	(1,284)
Repayment of bank borrowings	(19,000)	—

Net cash used in financing activities	(20,507)	(1,361)

Net increase in cash and cash equivalents	6,614	2,520

Cash and cash equivalents, beginning of period	20,772	23,964

Cash and cash equivalents, end of period	$27,386	$26,484

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$171	$1,324

Income taxes	$—	$—

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended
	March 31,
	2010	2009
Net income (loss)	$30,997	$(65,677)

Reconciling items:
Deferred tax benefit	(3,891)	(34,799)
Gain on sale of assets	—	(485)
Non-cash gain on legal settlement	(4,164)	—
Depreciation, depletion and amortization	14,984	31,819
Ceiling test writedown	—	103,582
Accretion of asset retirement obligation	468	652
Share based compensation expense	1,982	2,180
Amortization expense and other	388	371
Inventory impairment	—	825

Discretionary cash flow	40,764	38,468

Changes in working capital accounts	12,461	(17,440)
Settlement of asset retirement obligations	(517)	(46)

Net cash flow provided by operating activities	$52,708	$20,982

Note:
Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.
Date: May 5, 2010	By:	/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer